Exhibit 21.1

LIST OF SUBSIDIARIES OF MYRIAD GENETICS, INC.

Company Name	Jurisdiction of Incorporation

Myriad Genetic Laboratories, Inc.[1]	Delaware

Assurex Health, Inc.[1]	Delaware

Myriad RBM, Inc.[1]	Delaware

Crescendo Bioscience, Inc.[1]	Delaware

Myriad GmbH [3]	Germany

Myriad Services GmbH[2]	Germany

Myriad Genetics Espana SL1	Spain

Myriad Genetics SAS[2]	France

Myriad Genetics S.r.l.[1]	Italy

Myriad Genetics GmbH [2]	Switzerland

Myriad Genetics LTD[2]	Great Britain

Myriad Genetics Canada Corp [2]	Canada

Myriad Genetics B.V.[1]	Netherlands

Myriad Genetics Australia PTY LTD[2]	Australia

Privatklinik Dr. Robert Schindlbeck GmbH & Co. KG3	Germany

Sividon Diagnostics GmbH[3]	Germany

MVZ Fur Molekulardiagnostik GmbH[4]	Germany

AssureRx Canada, Ltd[5]	Canada

1 – A wholly-owned subsidiary of Myriad Genetics, Inc., a Delaware corporation.

2 – A wholly-owned subsidiary of Myriad Genetics B.V.

3 – A wholly-owned subsidiary of Myriad Services GmbH

4 – A wholly-owned subsidiary of Privatklinik Dr. Robert Schindlbeck Gmbh & Co. KG

5 – A majority owned subsidiary of Assurex Health, Inc.